EXHIBIT 5.1


                          MORGAN, LEWIS & BOCKIUS LLP
                               ONE OXFORD CENTRE
                      PITTSBURGH, PENNSYLVANIA 15219-1417



November 27, 2002


DENTSPLY International Inc.
570 West College Avenue
York, Pennsylvania 17405-0872

Re:   Form S-8 Registration Statement

Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and the regulations thereunder.

The Registration Statement relates to an aggregate of 7,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of DENTSPLY International Inc. (the "Company") which will be issued pursuant to the DENTSPLY International Inc. 2002 Stock Option Plan (the "Plan"). We have examined the Company's Restated Certificate of Incorporation, as amended, the Company's Amended and Restated Bylaws, minutes and such other documents, and have made such inquiries of the Company's officers, as we deemed appropriate. In our examination, we have assumed the genuiness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, it is our opinion that the Company's Common Stock originally issued by the Company to eligible participants through the Plan, when issued and delivered as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ MORGAN, LEWIS & BOCKIUS LLP


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